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      PARAGON[LOGO]

                           SOFTWARE LICENSE AGREEMENT
                                                                   rev. 05/05/98

      This SOFTWARE LICENSE AGREEMENT (the "Agreement") is entered into
this    day of December, 1999 by and between PARAGON MANAGEMENT SYSTEMS, INC., a California corporation located at 5933 Century Boulevard, Suite 1220, Los Angeles, California 90045 ("Paragon"), and QUAKER FABRIC CORPORATION OF FALL RIVER, a Massachusetts corporation located at 941 Grinnell Street, Fall River, Massachusetts 02721 ("Licensee").

1. Definitions

      1.1. "includes"; "including". Except where followed directly by the word "only", the terms "includes" or "including" shall mean "includes, but is not limited to" and "including, but not limited to" respectively, it being the intention of the parties that any listing following thereafter is illustrative and not exclusive or exhaustive.

      1.2. "Software". The term "Software" shall mean the computer software programs of Paragon identified in Exhibit "A" attached hereto and incorporated herein in object code form only, and any versions of such programs which are provided to Licensee subsequent to the Effective Date (as defined below).

      1.3. "Documentation". The term "Documentation" shall mean the operator and user manuals, training manuals, guides specifications and other documentation customarily supplied by Paragon with the Software to licensees.

      1.4. "Products". The term "Products" shall mean the Software, the Documentation and any other materials provided to Licensee by Paragon hereunder. The plural term "Products" is used even though there may be only one Product licensed hereunder.

      1.5. "Facility". The term "Facility" shall mean a single unit or business activity of a business entity, which unit or business activity may be a manufacturing unit, production unit, assembly unit, storage unit or distribution unit. There may be more than one Facility within a single business entity, and there may be more than one Facility within a single site of a business entity.

      1.6. "Licensed Facility". The term "Licensed Facility" shall mean a Facility as to which Licensee has licensed a Product hereunder.

      1.7. "Designated Computer". The term "Designated Computer" shall mean the computer system owned by, or leased exclusively to, Licensee and operated by Licensee at Licensee's premises, designated on Exhibit "A" attached hereto and incorporated herein by this reference.

      1.8. "Effective Date". The term "Effective Date" shall mean the date first set forth above which, upon execution of this Agreement by both parties, shall be the effective date of this Agreement.

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      1.9. "New Release". The term "New Release" shall mean a new version of a
Product prepared to incorporate one or more of the following: (i) improvement of speed, performance, capacity, ease of use or other aspects of a Product; (ii) correction of Nonconformities in the Software; (iii) the addition of features and/or functionality; or (iv) revision of a Product as necessary or desirable for the Product to operate with any upgraded versions of, or replacements for, any operating system.

      1.10. "Corrected Version". The term "Corrected Version" shall mean a version of the Software prepared primarily for the purpose of correcting Nonconformities where it is undesirable or impractical to delay the correction of such Nonconformities until the next New Release.

      1.11. Other Terms. The following other terms are defined in the Sections cited:

            "Cessation" - Section 15.2.
            "Confidential Information" - Section 10.
            "Nonconformity" - Section 15.1.1
            "Warranty Period" - Section 15.1.1

2. Third Party Software

      Licensee shall be solely responsible for obtaining, installing and maintaining any third party software necessary for, or useful in, the operation of the Products licensed by Licensee hereunder, at Licensee's sole expense. Paragon has identified all necessary and recommended third party software in Exhibit "A".

3. License and Term of Agreement

      3.1. License. Subject to the terms and conditions set forth herein, Paragon hereby grants to Licensee a nonexclusive, nontransferable, nonsublicensable license to use the Products during the term of this Agreement, on the Designated Computers located at the Licensed Facility or Licensed Facilities identified in Exhibit "A" and only for the number of concurrent users identified in Exhibit "A", and only for Licensee's internal data processing purposes. Licensee may use the Products on a different computer or at a different Facility during a temporary emergency, provided that; (i) such use is under the control of Licensee; and (ii) such use continues only so long as is reasonably necessary to accommodate the emergency conditions (and in no event longer than _26_ weeks). Licensee assumes full responsibility for the management, supervision and control of the Products, and shall take all measures necessary to reasonably assure that all personnel using the Products are, in the opinion of both parties, suitably qualified and trained for such use.

      3.2. Addition of Licensed Facilities. Licensee, at its sole discretion, shall have the absolute right to add an additional Licensed Facility under this Agreement, provided that Licensee notify Paragon of its decision to add an additional Licensed Facility and pays to Paragon the current list price for the license fee for the number of authorized concurrent users at such new Licensed Facility.

      3.3. Addition of Concurrent Users At Existing Licensed Facility. License, at it is sole discretion, shall have the absolute right to add additional concurrent users at a then-existing Licensed Facility, Licensee notify Paragon and pay to Paragon the difference between the current list price for the increased number of users and the original price paid for the lower number of users at such existing Licensed Facility.

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      3.4. Back-Up and Archival Copies. Licensee shall have the right to make a reasonable number of copies for back-up purposes, provided that no such backup copies are used for any other purpose, and further provided that the use of back-up copies does not have the effect of increasing the number of permitted concurrent users. In addition, Licensee shall be permitted to make archival copies as part of a regular program of computer system data archiving, provided that such archival copies are used only for archival purposes or emergency purposes, and further provided that the use of archival copies does not increase the number of permitted concurrent users.

      3.5. Documentation. Licensee may make such copies of the Documentation as are reasonably necessary for its internal use of the Products by the permitted number of simultaneous users, but may not make copies of the Documentation for any other purpose.

      3.6. No Service Bureau Use. Licensee shall not, under any circumstances, use or permit the use of the Software in or on any service bureau, time-sharing or in any situation where the computer system on which the Software is installed may be accessed by any party other than Licensee.

4. License Fees

      4.1. License Fees. Licensee shall pay Paragon the license fees set forth in Exhibit "A" for the Products licensed, at the Licensed Facilities,, payable upon execution of this agreement.

      4.2. Maintenance Fees. In consideration of the Software and services provided hereunder, Licensee shall pay Paragon the annual maintenance fees set forth in Exhibit "A" as adjusted for the number of Licensed Facilities and Concurrent Users set forth therein. Such payments shall be made in full in advance. Paragon may increase the annual maintenance fees in connection with any renewal of the term of this Agreement. Paragon shall give Licensee written notice of any increase in maintenance fees at least thirty (30) days' prior to the renewal date on which such increase is to take effect. Any price increases shall not exceed the increase in the Consumer Price Index from the prior annual period.

      4.3. Fees For Unnecessary Use of Technical Support. Paragon shall have the right to charge additional maintenance fees at Paragon's then-current rates for unreasonable time spent providing technical support to Licensee's personnel with respect to basic questions or problems that could have been readily resolved by consultation of the Documentation, or with respect to matters which are not directly related to the operation of a Product. Paragon shall provide Licensee with written notice immediately upon Paragon's determination that Licensee's usage of Technical Support is becoming unreasonable.

      4.4  Not Used

      4.5. Taxes. Licensee shall be solely responsible for all sales, use, withholding property or other taxes applicable to the license granted pursuant to this Agreement, other than taxes based on Paragon's U.S. net income or employee and payroll taxes.

      4.6. Late Payments. All payments to Vendor will be made in United States dollars. Amounts outstanding over thirty (30) days may be assessed interest at a rate equal to the lesser of one and one-half percent (1 1/2%) per month or the maximum rate allowed by law, and such accrual of interest will be in addition, and not in limitation of, any other rights or remedies which Paragon may have under this Agreement or at law or in equity. In the event that any interest has accrued, all amounts paid by Licensee will be credited first against such unpaid interest.

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5. Delivery and Installation

      5.1. Delivery. As soon as may be practicable after receipt of payment of the initial license fee set forth in Exhibit "A" from Licensee, Paragon shall deliver the Products to Licensee's Licensed Facility.

      5.2. Installation. Licensee shall be solely responsible for installation of the Software on each Designated Computer at each Licensed Facility.

6. Not Used

7. Maintenance

      7.1. Support Period. The "Support Period" commences upon the Effective Date and shall continue until the first anniversary of the Effective Date. Licensee may renew the Support Period for one or more additional one-year terms by giving notice of renewal not later than thirty (30) days before the expiration of the then-current term and paying the annual renewal fee as set forth in Section 4.2 and Exhibit A hereto.

      7.2. Maintenance. During the Support Period, Paragon shall (i) provide to Licensee reasonable telephone, facsimile, electronic mail or written consultation concerning the use and operation of the Software during business hours in the Eastern time zone and (ii) use reasonable diligence to correct verifiable and reproducible Nonconformities on a timely basis. Should any material Nonconformity be detected by either Licensee or Paragon, Paragon shall immediately endeavor to either correct such Nonconformity, or provide a reasonable workaround, within fourteen (14) days. Paragon shall endeavor to provide Corrected Versions on a timely basis in light of the severity of the Nonconformities existing at any particular time and the anticipated release of the next New Release. Licensee understands and acknowledges that Nonconformity corrections may be cumulative, and if Licensee fails to implement any Nonconformity correction, Corrected Version or New Release delivered by Paragon, subsequent Nonconformity corrections, Corrected Versions or New Releases may not be effective. In addition, Paragon's response will be in accordance with Exhibit B, which is attached hereto and incorporated herein.

      7.3. New Releases. Each New Release which Paragon releases to its customers during the Support Period shall be provided to Licensee at no charge (other than the maintenance fee payable pursuant to this Agreement as set forth in Exhibit A hereto). Licensee understands and acknowledges that New Releases may be cumulative, and if Licensee fails to implement any New Release delivered by Paragon, subsequent New Releases may not be effective. Paragon shall deliver such New Release or Corrected Version to Licensee at each Licensed Facility authorized to use the Product underlying the New Release. Each New Release delivered to Licensee shall be subject to all of the rights, obligations, terms and conditions of the License Agreement upon delivery.

      7.4. No Paragon Obligation As To Hardware or Other Software. Paragon shall not have any obligation to Licensee to provide maintenance or technical support for any hardware or to any software other than the Software provided by Paragon hereunder. Without limiting the generality of the foregoing, Paragon shall have no maintenance or technical support obligation to Licensee for operating systems, third party databases and related software, client/server tools, networks, printers, personal computers, terminal emulation software, communications packages or any hardware, whether or not purchased from Paragon. The foregoing shall not be construed to relieve Paragon of responsibility for any incompatibility or operational problem between the Software and any hardware or other software where the specifications of or documentation for the

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Software state that the Software is compatible or will operate with such hardware or other software.

      7.5. Exclusions From Maintenance and Technical Support. The following are excluded from Paragon's obligations under this Agreement, and Paragon shall have no obligations to Licensee with respect to:

      (a) Any problem with a Product resulting from the misuse, improper use or alteration of the Product or any portion thereof by Licensee, or from the failure by Licensee to use the Product in accordance with the Documentation and any instructions given by Paragon technical personnel;

      (b)   Any problem caused by modifications not provided by Paragon;

      (c) Any problem resulting from the combination of a Product with other software programs or programming not provided by Paragon and not expressly identified by Paragon as being compatible with the Product;

      (d) Any problem arising with respect to the use of a version of a Product other than the most current New Release, where such problem was corrected in a version subsequent to the version Licensee is then using and the subsequent version was made available to Licensee; and

      (e) Any problem relating to the sufficiency, installation or maintenance (or lack thereof) of any equipment, telecommunications lines, communications interfaces or other hardware necessary to operate a Product or used by Licensee in the operation of a Product.

      7.6 Termination By Paragon For Failure To Implement New Releases. Paragon shall have the right to terminate the Support Period in the event that Licensee does not implement any New Release within one (1) year after such New Release is delivered to Licensee, except in the case where Licensee does not accept such New Release in accordance with Section 7.3 above. Such termination of the Support Period shall be effected by giving Licensee sixty (60) days' advance written notice of termination, and if Licensee does not implement the New Release within such sixty-day period, this Agreement shall terminate.

8. Expenses

      Except as expressly set forth herein, each party shall bear all expenses incurred by such party in connection with its performance hereunder. In no event shall either party incur any expense whatsoever on behalf of the other party without first having received express written authorization from such other party.

9. Escrow of Source Code

Paragon will promptly deliver a complete copy of the source code for the Software to an escrow agent selected by mutual agreement of the parties, upon execution of this Agreement. Paragon will provide the escrow agent with reasonable written instructions specifying the conditions under which Licensee shall be entitled to receive a copy of the source code. These conditions are limited to cessation of operations by Paragon or its successors or if Paragon ceases to support and maintain the Software. Paragon will provide Licensee with copy of the final escrow agreement.

10. Term; Termination

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      10.1. Term of Agreement. This Agreement shall become effective on the
Effective Date and shall remain in full force and effect until terminated by either party pursuant to the terms and conditions set forth in this Section 10.

      10.2. Termination For Cause. Either party may terminate this Agreement at any time in the event that the other party materially fails to perform any of its material obligations hereunder. Such termination shall be effected by giving thirty (30) days' written notice of termination to the other party stating in reasonable detail the asserted failure. If before the end of the thirty (30) day notice period the party against whom such failure was asserted cures the asserted failure, to the reasonable satisfaction of the notifying party, then the notice of termination shall be void and this Agreement shall continue in force. (Termination shall be immediate if it is due to a breach of Section 11).

      10.3. Termination Without Cause By Licensee. Licensee may terminate this Agreement without cause at any time by giving thirty (30) days' written notice of termination to Paragon, but such termination shall not entitle Licensee to a refund of any fees paid under this Agreement, nor shall it relieve Licensee of the obligation to pay any fees which were due and payable as of the date on which notice of termination was given.

      10.4. Effect of Termination. On or before the effective date of any termination of this Agreement, whether for or without cause , Licensee shall:
(i) cease all use of the Products; (ii) remove all copies of the Software from its computers; (iii) return to Paragon all Documentation and any other materials provided by Paragon, and all copies thereof; and (iv) deliver a certificate to Paragon certifying Licensee's compliance with the foregoing. Except as expressly set forth, no termination of this Agreement shall relieve Licensee of any obligation for amounts due to Paragon as of the effective date of termination.

      10.5. Survival. The rights and obligations set forth in Sections 4.5, 4.6,
10.4 and Sections 11 through 18 shall survive any termination of this Agreement for any reason whatsoever.

11. Confidentiality

      11.1. Confidential Information. For purposes of this Agreement, "Confidential Information" shall mean any information, whether or not owned or developed by the disclosing party, which the receiving party may obtain knowledge of through or as a result of the relationship established hereunder with the disclosing party, access to the disclosing party's premises, or communications with the disclosing party's employees or independent contractors. "Confidential Information" includes, but is not limited to, information about the disclosing party's finances, operations and maintenance, algorithms, trade secrets, computer programs, design, technology, ideas, know-how, processes, formulas, compositions, data, techniques, improvements, inventions (whether patentable or not), works of authorship, business and product development plans, call tracking tables, problem resolution data, customer history tables, maintenance contract tables, other customer information and other information concerning the disclosing party's actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person. Confidential Information also includes any information which the disclosing party obtains from any third party which the disclosing party treats as proprietary or designates as Confidential Information. Confidential Information shall not include information that (i) is known by the receiving party at the time of receipt from the disclosing party and which is not subject to any other non-disclosure agreement between the parties; (ii) is now, or hereafter becomes, generally known to the industry through no fault of the receiving party, or which is later intentionally published or generally disclosed to the public by the disclosing party; or (iii) is

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otherwise lawfully and independently developed by the receiving party, or is lawfully acquired from a third party without any obligation of confidentiality. The receiving party shall bear the burden of showing that any of the foregoing exclusions applies to any information or materials. The parties acknowledge that any disclosure or unauthorized use of Confidential Information will constitute a material breach of this Agreement and cause substantial harm to the disclosing party for which damages would not be a fully adequate remedy, and, therefore, in the event of any such breach, in addition to other available remedies, the disclosing party shall have the right to obtain injunctive relief.

      11.2. No Use or Disclosure. Each party agrees to hold in confidence, not to use and not to disclose or reveal to any person or entity the Confidential Information received hereunder without the clear and express prior written consent of a duly authorized representative of the disclosing party. Each party agrees that it shall only be permitted to use the other party's Confidential Information to the limited extent necessary to fulfill its obligations under this Agreement.

      11.3. Legally Required Disclosure. In the event a receiving party hereto is directed to disclose any portion of a disclosing party's Confidential Information or any other materials proprietary to the disclosing party in conjunction with a judicial proceeding or arbitration or pursuant to any other legal order or requirement, such receiving party shall immediately notify the disclosing party both orally and in writing, and shall provide reasonable cooperation to the disclosing party should the disclosing party seek a protective order or other relief with respect to the directed disclosure.

12. Nonsolicitation

      Each party agrees that it will not, during the term of this Agreement and for a period of twelve (12) months thereafter, directly or indirectly solicit, interfere with, or entice away from the other party any employee or independent contractor of such other party, or attempt to do so.

13. Ownership; Proprietary Rights

      13.1. Paragon. As between the parties title to the Products and any and all other products, trade secrets and other proprietary information of Paragon and all copies of all or any portion thereof, all proprietary rights therein and thereto, and all related intellectual property rights, shall remain with Paragon. Licensee shall reproduce and include in all permitted copies of the Products all proprietary rights notices or legends of Paragon as they appear in the original from which the copies were made. Licensee shall not remove, cover, alter, or obfuscate any copyright notices or other proprietary rights notices placed or embedded by Paragon on or in the Products. Licensee shall not have a right to, and shall not, modify, translate, adapt or create derivative works based on any Product, or merge any Product into any other program or materials. Licensee agrees not to, directly or indirectly, decompile, disassemble, reverse engineer or otherwise attempt to discover the source code or underlying ideas or algorithms of any Product. License shall not copy (except as otherwise permitted hereunder), rent, lease, distribute, assign, or otherwise transfer rights to any Product or use any Product for the benefit of a third party.

      13.2. Licensee. Nothing in this Agreement shall be construed as giving Paragon any ownership interest of any kind whatsoever in, or any right to use, any data or property of Licensee.

14. Technical Disabling Measures

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      Licensee understands and acknowledges that Paragon may have included instructions within the Software that will make the Software inaccessible without an authorized password or will render the Software inoperative in unauthorized use (including unauthorized copies), and that the Software may become inoperative in the event any attempt is made to disable these instructions. Licensee agrees that it will not make, nor will it permit any other person to make, any attempts, either direct or indirect, to disable, circumvent or otherwise render ineffective these instructions. In the event that the Software becomes inoperative as a result of a violation of this Section 14, Paragon's warranties set forth in this Agreement will be void with respect to the Software and product affected, and Paragon shall be under no obligation to restore the operability of the Software or to provide Licensee with an operable copy of the Software.

15. Paragon Representations and Warranties; Disclaimers; Limitations of
Liability

      15.1. Product Operation.

            15.1.1. Warranty. As used herein, the term "Nonconformity" shall mean a material design error, design defect, functional defect, programming error or anomaly, virus, data error or deviation from the Documentation. For a period of ninety (90) days commencing upon the Effective Date (the "Warranty Period"), Paragon represents and warrants to Licensee only that the Products as delivered to Licensee are or will be free from any Nonconformities, and will operate substantially in conformance with the Documentation when used in full compliance with the instructions in the Documentation.

            15.1.2. Correction and Remedies. Should any reproducible Nonconformity be detected at any time during the Warranty Period, Paragon shall, at its sole expense, either (i) correct such Nonconformity within a reasonable time after Licensee gives detailed written notice of such Nonconformity to Paragon, or (ii) provide a reasonable workaround. In the event that Licensee discovers any apparent Nonconformity, Licensee shall notify Paragon in writing, specifying the nature of the claimed Nonconformity and the conditions in which it arises in sufficient detail for Paragon to reproduce the Nonconformity in as much detail as Licensee is reasonably able to provide. Licensee agrees to give Paragon reasonable cooperation, and reasonable access to Licensee's data and/or computer system, in connection with Paragon's reproduction of the Nonconformity and correction thereof. If Paragon is unable to, or otherwise does not, correct the Nonconformity or provide a workaround within a reasonable time, then Licensee may, as its sole remedy and Paragon's sole liability, terminate this Agreement in accordance with Sections 10.2 and 10.4 above and receive a refund of the license fees paid by Licensee to Paragon hereunder, provided that such refund shall not become due until Licensee has completed compliance with Section
10.4 above.

      15.2. Warranty Void. The representations and warranties set forth in
Section 15.1.1 above shall be void if Licensee makes any attempt to, or does:
(i) modify any Product; (ii) access the Software from unauthorized workstations or computers; (iii) defeat any technical protection measures embedded in the Software; or (iv) use any Product in any other unauthorized manner.

      15.3 Year 2000 Warranty. Paragon applications are year 2000 compliant and warranted on all supported platforms including without limitation the designated computer shown in Exhibit A. Paragon Applications store dates internally in integer format as seconds elapsed since January 1st 1970. For external display purposes Paragon Applications offer a long (YYYY/MM/DD) and a short date format (YY/MM/DD). The short format is default and interprets years less than 1970 as 21st century dates. The display of the long date format is dependent on a display parameter that can be set statically at startup or dynamically during run-time.

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      15.4. DISCLAIMERS. EXCEPT FOR THE WARRANTIES SET FORTH IN SECTION 15.1.1
ABOVE, PARAGON MAKES NO WARRANTIES, EXPRESS, IMPLIED OR OTHERWISE, WITH RESPECT TO THE PRODUCTS OR ANY SERVICES, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. PARAGON ALSO MAKES NO WARRANTIES REGARDING NON-INTERRUPTION OF USE OR FREEDOM FROM BUGS. LICENSEE WILL NOT MAKE ANY WARRANTIES, EXPRESS OR IMPLIED ON BEHALF OF PARAGON TO ANY THIRD PARTY RELATING TO THE PRODUCTS OR ANY SERVICES. FURHTERMORE LICENSEE SHALL NOT HAVE THE RIGHT TO PASS THROUGH ANY WARRANTIES MADE HEREUNDER.

      15.5. No Combination Claims. Notwithstanding anything to the contrary contained in this Agreement, Paragon shall not be liable to Licensee for any claim of any kind arising from or based upon the combination, operation or use of any Product with any other equipment, data or programming not supplied or specified by Paragon, as set forth in Exhibit A or arising from problems peculiar to Licensee's computer system configuration, or arising from any alteration or modification of any Product not performed by Paragon.

      15.6. LIMITATION OF PARAGON LIABILITY; EXCLUSION OF CERTAIN DAMAGES. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, PARAGON WILL NOT BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY (I) FOR ANY AMOUNTS IN EXCESS, IN THE AGGREGATE, OF THE LICENSE FEES PAID TO PARAGON HEREUNDER, OR (II) FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES.

      15.7 LIMITATION OF LICENSEE LIABILITY, EXCLUSION OR CERTAIN DAMAGES. IN NO EVENT SHALL LICENSEE BE LIABLE TO PARAGON FOR ANY SPECIAL, LIQUIDATED, PUNITIVE, CONSEQUENTIAL OR REPLACEMENT DAMAGES.

16. Indemnification

      16.1. Indemnification By Paragon. If any alleged infringement of a U.S. patent, copyright, trademark or misappropriation of a trade secret is asserted by a third party against Licensee based upon its use of the Products, Licensee will not be liable for and Paragon will indemnify, and hold Licensee harmless against any loss, damage or amounts finally awarded by a court or in a settlement to such party (and reasonable attorneys' fees and costs in connection therewith), provided that Paragon shall have received from Licensee notice of said claim within ten (10) days of Licensee's receipt of such claim; further provided that Paragon shall have the right, if it so chooses, to control and direct the investigation, defense, or settlement of such claims; and further provided that Paragon shall receive the reasonable cooperation and assistance of Licensee. In the event an infringement is determined or, if required by settlement, Paragon may substitute for a Product a substantially similar product, or, alternatively, Paragon may procure for Licensee the right to continue using the Product, so as eliminate the infringement.

      16.2. Correction and Remedies. In the event that any Product is, or in the reasonable judgment of Paragon is likely to become, the subject of any legal action based upon a claim of infringement, Paragon may demand that Licensee cease to use such Product until and unless there is a final judgment or other final resolution establishing Paragon's right to continue using the Product. In the event that Licensee ceases to use the Product as a result of any legal action or threatened legal action upon Paragon's demand (a "Cessation"), Paragon shall (i) modify the Product so as to

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eliminate the infringement, (ii) procure the right for Licensee to use the
Product, or (iii) provide Licensee with functionally equivalent software to use in place of the Product, so as to eliminate the infringement. In the event that Paragon is not able to achieve any of the foregoing in a commercially reasonable manner or at a commercially reasonable cost, in Paragon's reasonable discretion, then except for Paragon's indemnification obligation provided in Section 16.1 above, Licensee's sole remedy, and Paragon's sole liability, with respect to a Cessation and/or with respect to any infringement by a Product, shall be to terminate this Agreement in accordance with Sections 10.2 and 10.4 above and receive a refund of the unamortized portion of the license fees paid by Licensee to Paragon hereunder, based upon three-year straight-line depreciation commencing upon the Effective Date, provided that such refund shall not become due until Licensee has completed compliance with Section 10.4 above.

      16.3. Indemnification By Licensee. Paragon shall not be liable for, and Licensee, at its sole expense, will defend, indemnify and hold Paragon harmless from and with respect to, any loss or damage (including reasonable attorneys' fees and costs) incurred in connection with, any suit or proceeding brought by a third party against Paragon insofar as such suit or proceeding shall be based upon:

            (i) any claim incident to an infringement not resulting primarily from the Products (including any claim under any theory of product liability with respect to any product of Licensee or any component thereof);

            (ii) any claim with respect to the use of the Products not strictly in accordance with this Agreement;

            (iii) any claim arising out of or relating to any act or omission of
                  Licensee;

            (iv) any claim with respect to the Products or portions or components thereof modified after shipment by Paragon to the extent the alleged infringement results from such modification, or combined with other products, processes or materials; or

            (v) Any claim where the allegedly infringing activity continues after Licensee is notified thereof and informed of modifications that would have avoided the alleged infringement,

provided Paragon gives Licensee prompt written notice within ten (10) days of any such claim and provides Licensee such reasonable cooperation and assistance as Licensee may request from time to time in the defense thereof. Licensee shall pay any damages and costs assessed against Paragon (or paid or payable by Paragon pursuant to a settlement agreement) in connection with such a suit or proceeding, provided Paragon has given Licensee prompt written notice within ten
(10) days of such claim. Licensee shall have the right, if it chooses, to control and direct the investigation, defense, or settlement of such claims.

17. Notices

      Except as specifically provided herein, all notices required hereunder shall be in writing and shall be given by: (i) personal delivery, in which case notice shall be deemed effective upon personal delivery; or (ii) national overnight courier service, in which case notice shall be deemed effective one
(1) business day following deposit with the national overnight courier service; or (iii) U.S. mail, certified or registered, postage prepaid, return receipt requested, in which case notice shall be deemed effective three (3) days following deposit in the U.S. mail. The addresses for

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giving notice shall be the parties' respective addresses first set forth above, or any other address as shall be specified by a party in a written notice to the other party.

18. Miscellaneous

      18.1. Entire Agreement. This Agreement (including all the exhibits hereto) constitutes the entire understanding and agreement between the parties hereto and supersedes any and all prior or contemporaneous representations, understandings and agreements between Licensee and Paragon with respect to the subject matter hereof. This Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by an officer of Paragon and by Licensee.

      18.2. Amendments. All amendments or modifications of this Agreement shall be binding upon the parties so long as the same shall be in writing and executed by the parties hereto in accordance with the other terms of this Agreement regarding modifications.

      18.3. Waiver. No waiver of any provision of this Agreement or any rights or obligations of either party hereunder shall be effective, except pursuant to a written instrument signed by the party or parties waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

      18.4. Paragon Right To Publicly Identify Licensee As User. Paragon shall have the right to make reasonable reference to Licensee as a user of the Products in communications between Paragon and individual customers or potential customers and in public communications such as advertising, promotional materials and press releases.

      18.5 Cooperation and Assistance. Licensee agrees to give Paragon reasonable cooperation, and reasonable access to Licensee's data and/or computer system, in connection with Paragon's performance of its obligations under this Agreement. Without limiting the generality of the foregoing, Licensee will furnish to Paragon upon Paragon's reasonable request: (i) listings of output and any other data that Paragon may require or request in order to reproduce any problem and the operating conditions under which such problem occurred; and (ii) information concerning Licensee's use of a Product and concerning Licensee's operating, manufacturing and user environment.

      18.5A Exclusivity. Paragon agrees not to license the Software to Culp Inc., Mastercraft, Main Street Textiles L.P., Joan Fabrics Corp. or any of their subsidiaries for a period of six (6) months from the Effective Date of this Agreement.

      18.6. No Assignment by Licensee. Licensee may not assign or transfer this Agreement or any of its rights, duties or obligations hereunder and this Agreement may not be involuntarily assigned or assigned by operation of law, without the prior written consent of Paragon, which consent may be granted or withheld by Paragon in its sole discretion, but with such consent of Paragon not to be unreasonably withheld. The sale or transfer of any portion of Licensee's business (including to any corporation owning, owned by or affiliated with Licensee), or the combination of any of Licensee's business with any other business (including with any corporation owning, owned by or affiliated with Licensee), shall be considered an assignment for purposes of this Agreement and subject to the prohibition set forth in this Section 18.6. Any attempted assignment without such consent shall be null and void. Paragon shall have the unrestricted right to assign or transfer this Agreement or any interest herein (including rights and duties of performance). This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective legal successors and permitted assigns.

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      18.7. Independent Parties. Nothing contained herein shall be deemed to create or construed as creating a joint venture or partnership between Licensee and Paragon. Neither party is, by virtue of this Agreement or otherwise, authorized as an agent or legal representative of the other party. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party or to bind such other party in any manner. Further, it is not the intention of this Agreement or of the parties hereto to confer a third party beneficiary right of action upon any third party or entity whatsoever, and nothing set forth in this Agreement shall be construed so as to confer upon any third party or entity other than the parties hereto a right of action under this Agreement or in any manner whatsoever.

      18.8. Severability of Provisions. In the event that any provision hereof is found invalid or unenforceable pursuant to judicial decree or decision, the remainder of this Agreement shall remain valid and enforceable, and shall be enforced, according to its terms.

      18.9. Force Majeure. No party hereto shall be deemed in default if its performance or obligations hereunder are delayed or become impossible or impractical by reason of any act of God, war, fire, earthquake, labor dispute, accident, civil commotion, epidemic, act of government or government agency or officers, or any other cause beyond such party's control.

      18.10. Governing Law. This Agreement shall be governed by the laws and judicial decisions of the Commonwealth of Massachusetts, and the choice-of-law provisions of Massachusetts law shall not be applied to substitute the law of any other State or nation, to which jurisdiction the parties submit.

      18.11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Paragon Management Systems, Inc.         Quaker Fabric Corporation of Fall River


Signature: _______________________       Signature:____________________________

Name: ____________________________       Name:_________________________________
      (Please Print)                                 (Please Print)

Title:____________________________       Title:________________________________

Date:_____________________________       Date:_________________________________

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                                    EXHIBIT A

1. SOFTWARE

      Licensee is granted a Global Site License for the following Paragon Products :

      o     Supply Chain Planner SCP

      o     Global Strategic Planner GSP

      o     Global Real-time ATP GRA

      o     Material and Capacity Planner MCP

      o     Reactive and Dynamic SchedulerRDS

      o     Demand Planner PDP

      o     Real-time Event Monitor REM

      o     I-Collaboration Tools Java Clients and Communication

      Third Party Software

      No purchase of third party software is needed for the standard use of above Paragon Applications.

2. LICENSED FACILITIES & NUMBER OF CONCURRENT USERS

      Licensee has the right, subject to this License Agreement, to install any of the above Software (on single or multiple servers) as needed at any Licensee's locations for which Licensee holds a minimum interest of fifty-one percent (51%) of the voting shares, without limitation on the numbers of users or required memory size, for a three (3) year period commencing upon the execution of this Agreement. This includes sites that may be acquired by Licensee within the next three (3) year period but excludes any sites of any company that may acquire Licensee Facilities.Thereafter, additional server licenses may be purchased as outlined below in section 3.

3. LICENSE FEES & MAINTENANCE FEES

      License Fees: $700,000.00; $231,000.00 due upon signing of this License Agreement, $231,000.00 due March 31, 2000, $238,000.00 due May 15, 2000.

      Additional Software: All additional Licenses of the Software listed above in item 1of this Exhibit A may be purchased at a thirty-five percent (35%) discount from the then current list price, for a period of three (3) years from the date this contract is executed. Thereafter, Licensee shall pay for any additional servers or in facilities at the then current list prices less a thirty-five percent (35%) discount.

      Maintenance Fees and Support Period: Maintenance Fees are $105,000.00for the first year beginning one (1) year from the effective date. Maintenance Fees are subject to annual increases not to exceed the increase in the Consumer Price Index for the prior annual period and shall be due at twelve (12) month intervals thereafter. Maintenance fees on additional Licenses will be fifteen percent (15%) of the Licensee purchase cost.

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                                    EXHIBIT B

                             MAINTENANCE PROCEDURES

Software Support Policy

The Software Support Policy covers the process and procedures surrounding the correction of defects and management of enhancements to the existing release of the software. The policy is structured so that the customer is given the highest level of responsiveness possible, while still maintaining a quality release, and efficiency in bringing new features to the market place. The policy is divided into software defect support and software enhancement support.

Software Defect Support

Software Defects are reported and categorized into one of five categories by the user. As progress is made on the problem or as an implementation proceeds, the category will be changed. The problems are classified as follows:

Category 1 - Production system crashes or no work around is available to out of production system problem.

Category 2 - Implementation system crashes or no work around is available to key implementation feature or function. Production system problem has temporary work around available, but is affecting the performance of the system.

Category 3 - Implementation system has functionality not working, but temporary work around exists. Production system has satisfactory work around.

Category 4 - Functionality not working, but satisfactory work around exists for key features.

Category 5 - Functionality not working, but satisfactory work around exists for features that has alternative features available, or is not key to business process.

Category 1

Defects are called into the support center and immediately reported to the Director of development responsible for the particular area of the product. The support center will instruct and help the client prepare the problem report and test model that shows the defect. The problem is worked on during the current workday. The support staff with the help of R&D staff works to determine a software work around. Once a work around is determined the problem is reclassified. If no workaround is possible with the installed software, then the problem remains a level 1 bug and a software fix is released in the current version of the software as soon as it can be determined and corrected. Releases can be sent to the customer by FTP.

Category 2

Defects are given to the R&D support staff for corrective action as soon as the supporting documentation and sample defect model are received. If the defect is not corrected in three (3) days the problem is elevated to the attention of the R&D Development Director. Once a correction has been determined and made in the software, it is released in the current release as soon as possible to the customer. Releases can be sent to the customer by FTP.

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Category 3

Defects are addressed by the support desk in three (3) working days to see if an alternate work around or feature is available. After receipt of the defect report and sample model, the defect is scheduled with the R&D department to be corrected at a time that will not impact the production environment or implementation. If the correction schedule for the defect is not met the R&D Director is notified. The release is sent to the customer in the current version, when a bug fix release is scheduled. The release date is driven based on all defects Category 3 or higher.

Category 4 and Category 5

The support desk logs in the defect report along with the sample model. The R&D staff corrects the defects in a future release. The defect is scheduled based on the workload of the R&D department and the impact of the defect. The defect correction is made available in the next production release after it is corrected.

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